Exhibit 10.1

FABRINET

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made by and between Fabrinet, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Seamus Grady (“Executive”), effective as of February 26, 2019 (the “Effective Date”).

This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company under the circumstances described in this Agreement, including in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 8 below.

The Company and Executive agree as follows:

1.    Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date, this Agreement will renew automatically for additional, one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing, if a Change in Control occurs (a) when there are fewer than twelve (12) months remaining during the Initial Term or (b) during an Additional Term, then the term of this Agreement will extend automatically through the date that is twelve (12) months following the date of the Change in Control. If Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.    Severance Benefits.

(a)    Qualifying Termination Outside of the Change in Control Period. In the event of a Qualifying Termination that occurs other than during the Change in Control Period, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:

(i)    Salary Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of Executive’s annual base salary in effect as of the date of the Qualifying Termination.

(ii)    Earned but Unpaid Bonus. A single, lump sum, cash payment equal to any earned but unpaid bonus as of the date of the Qualifying Termination.

(iii)    COBRA Severance. A single, lump sum, taxable, cash payment equal to two times the product of (A) twelve (12) months, multiplied by (B) the amount of monthly premium that Executive otherwise would be required to pay for Executive and any of Executive’s eligible dependents (if applicable) for the first month of Company group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), without regard to whether Executive elects continued health coverage under COBRA for Executive and any of Executive’s eligible dependents (the “COBRA Severance”).

(iv)    Expat Benefits. To the extent Executive is receiving tax equalization benefits under the Company’s expatriate policy on the date of the Qualifying Termination, continued tax equalization benefits in accordance with the Company’s expatriate policy as in effect from time to time for (A) the calendar year in which the Qualifying Termination occurs, and (B) the calendar year immediately following the calendar year in which the Qualifying Termination occurs (the “Expat Severance”).

(b)    Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, Executive will be eligible to receive the following payments and benefits from the Company, subject to the requirements of this Agreement:

(i)    Salary Severance. A single, lump sum, cash payment equal to two hundred percent (200%) of Executive’s annual base salary in effect as of the date of the Qualifying Termination or, if greater, Executive’s annual base salary in effect as of immediately prior to the Change in Control.

(ii)    Earned but Unpaid Bonus. A single, lump sum, cash payment equal to any earned but unpaid bonus as of the date of the Qualifying Termination.

(iii)    Bonus Severance. A single, lump sum, cash payment equal to two hundred percent (200%) of Executive’s target annual bonus opportunity in effect as of the date of the Qualifying Termination or, if greater, Executive’s target annual bonus opportunity in effect as of immediately prior to the Change in Control.

(iv)    COBRA Severance. COBRA Severance payable as a single, lump sum, taxable, cash payment.

(v)    Vesting Acceleration of Time-based Equity Awards. Vesting acceleration of one hundred percent (100%) of any Company equity awards covering Company ordinary shares held by Executive that are subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria (“Time-based Awards”) and that are outstanding and unvested as of the date of the Qualifying Termination. For the avoidance of doubt, in the event of Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s Time-based Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period (provided that in no event will Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of Executive’s Time-based Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.

(vi)    Expat Benefits. The Expat Severance, payable in accordance with the Company’s expatriate policy as in effect from time to time.

(c)    Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or programs.

(d)    Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Termination that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to Executive under Section 3(b) will be reduced by any amounts that already were provided to Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any equity awards, tax equalization benefits or expatriate benefits, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

(e)    Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living, or otherwise to Executive’s personal representative in accordance with the terms of this Agreement.

4.    Treatment of PSU Awards in Change in Control. In the event of a Change in Control, each of Executive’s then outstanding and unvested PSU Awards will be treated as set forth in this Section 4.

(a)    Final Measurement of PSU Awards. To the extent that the performance period over which any performance-based vesting criteria under the PSU Award (such period, the “Performance Period,” and such criteria, the “Performance Goals”) has not yet been completed as of the date of the Change in Control, the PSU Award will be treated as follows. The Performance Period with respect to any Performance Goal relating to the Company’s revenue will be shortened so that the last day of the Performance Period will occur on a date no earlier than the date ten (10) business days prior to the Change in Control and no later than the day immediately prior to the Change in Control (the “Prorated Revenue Period”). The Performance Period with respect to any Performance Goal relating to the Company’s gross margin (the “GM Goal”) will be adjusted to be the last, four (4), consecutive, fiscal quarters of the Company that were completed prior to the Change in Control (the “Adjusted GM Period”). Any Performance Goal relating to the achievement of the Company’s revenue will be prorated by multiplying the applicable Performance Goal by a fraction, the numerator of which will be the total number of days in the shortened Performance Period, and the denominator of which will be the total number of days in the original Performance Period (the “Prorated Revenue Goal”). Prior to the Change in Control,

the Board or Committee will determine and certify in writing the extent of the Company’s achievement of the Prorated Revenue Goal during the Prorated Revenue Period and the extent of the Company’s achievement of the GM Goal during the Adjusted GM Period. Any portion of the PSU Award for which the applicable Performance Goal is deemed achieved pursuant to this subsection (a) will be scheduled to vest subject to Executive’s continued service with the Company through the last date of the original Performance Period set forth in the applicable PSU Award agreement. For purposes of clarity, if the Performance Period under any PSU Award ends prior to the Change in Control, the Board or Committee will determine and certify in writing the extent of the Company’s achievement of applicable performance under the PSU Award prior to the Change in Control.

(b)    Treatment of PSU Awards Upon Qualifying Termination. In the event of Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s PSU Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period. If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of Executive’s PSU Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested. For the avoidance of doubt, for purposes of any Qualifying Termination that occurs during the Change in Control Period, any portion of a PSU Award, that (i) remains outstanding, and (ii) is subject to vesting based only on any continued service and otherwise has become eligible to vest based on the applicable Performance Goals being deemed achieved or otherwise no longer applicable, pursuant to the terms of the applicable PSU Documents, as modified by this Agreement, in each case as of immediately prior to the effective time of the Change in Control, will be considered a Time-based Award and treated in accordance with Section 3 above.

5.    Accrued Compensation. On any termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

6.    Conditions to Receipt of Severance.

(a)    Separation Agreement and Release of Claims. Executive’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 3 is subject to Executive signing and not revoking a separation agreement and release of claims with the Company (the “Release”), which the Company will provide to Executive no later than five (5) business days following the date of the Qualifying Termination, and which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under Section 3.

(b)    Payment Timing. Any lump sum cash severance payments under Section 3 relating to salary severance, bonus severance, and COBRA Severance will be provided to Executive on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable, subject to any delay required by Section 6(c) below. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b)(v) will be settled, subject to any delay required by Section 6(c) below (or the terms of the award agreement or other Company plan, policy, or arrangement governing the settlement timing of the award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (x) on a date no later than ten (10) days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on a date no later than the Change in Control. Any Expat Severance will be paid as soon as practicable following Executive’s taxable year in which the compensation covered by the Expat Severance was paid, and in no event later than the end of Executive’s taxable year following Executive’s taxable year in which Executive remits the taxes relating to such compensation.

(c)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.

(i)    Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 6(c).

(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits that constitute Deferred Payments payable within the first six (6) months after Executive’s separation from service instead will be payable on the date six (6) months and one (1) day after Executive’s separation from service; provided that in the event of Executive’s death within such six (6) month period, any payments delayed by this clause (ii) will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death.

(iii)    The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company reimburse, indemnify, or hold harmless Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

7.    Limitation on Payments.

(a)    Reduction of Severance Benefits. If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed, indemnified, or held harmless by the Company for any of those payments of personal tax liability.

(b)    Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 7 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the

Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 7. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 7. The Company will have no liability to Executive for the determinations of the Firm.

8.    Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)    “Board” means the Company’s Board of Directors.

(b)    “Cause” means the occurrence of any of the following: (i) Executive’s commission of any felony or any crime involving moral turpitude; (ii) Executive’s willful breach of Executive’s duties to Fabrinet, including without limitation, theft from Fabrinet or failure to fully disclose Executive’s personal pecuniary interest in a transaction involving Fabrinet; and (iii) engaging in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, or (E) embezzlement, in each case whether in the performance of Executive’s duties under the Employment Agreement, this Agreement, or otherwise.

(c)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this clause (i), the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (B)(3) of this clause (iii). For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)    “Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means the Compensation Committee of the Board.

(g)    “Director” means a member of the Board.

(h)    “Disability” means Executive becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(i)    “Employment Agreement” means the offer letter agreement by and between Executive and the Company dated September 20, 2017, as may be amended from time to time (or any successor agreement, as applicable).

(j)    “Good Reason” means Executive’s termination of Executive’s employment with the Company within thirty (30) days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s authority, duties or responsibilities (including following any Change in Control), or (ii) a material breach by the Company of the Employment Agreement or this Agreement; provided, however, that Executive must provide written notice to the Board of the condition that could constitute a “Good Reason” event within sixty (60) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(k)    “Confidentiality Agreement” means the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by and between the Company and Executive dated September 20, 2017,

(l)    “Qualifying Termination” means a termination of Executive’s employment either (i) by the Company without Cause and other than due to Executive’s death or Disability, or (ii) by Executive for Good Reason.

(m)    “PSU Award” means any of the following performance-based restricted share unit awards covering Company ordinary shares granted to Executive:

(i)    The performance-based restricted share unit award covering a target of 48,653 ordinary shares of the Company granted on November 9, 2017, under the Company’s 2017 Inducement Equity Incentive Plan (the “2017 Plan”) and a Performance-based Restricted Share Unit Agreement thereunder;

(ii)    The performance-based restricted share unit award covering a target of 48,653 ordinary shares of the Company granted on November 9, 2017, under the 2017 Plan and a Performance-based Restricted Share Unit Agreement thereunder, subject to “stretch” performance-based vesting criteria;

(iii)    The performance-based restricted share unit award covering a target of 36,443 ordinary shares of the Company granted on August 23, 2018, under the Company’s Amended and Restated 2010 Performance Incentive Plan (the “2010 Plan”) and a Performance-based Restricted Share Unit Agreement thereunder; and

(iv)    The performance-based restricted share unit award covering a target of 36,443 ordinary shares of the Company granted on August 23, 2018, under the 2010 Plan and a Performance-based Restricted Share Unit Agreement thereunder, subject to “stretch” performance-based vesting criteria (such plans and award agreements governing any PSU Awards, the “PSU Documents”).

(n)    “Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

9.    Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.    Notice.

(a)    General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) twenty-four (24) hours after confirmed facsimile transmission, (iv) one (1) business day after deposit with a recognized overnight courier, or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (A) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Fabrinet

c/o Fabrinet USA, Inc.

3637 Fallon Road, Suite 428

Dublin, CA 94568

Attention: General Counsel

(b)    Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 10(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).

11.    Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.

12.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source except as specified in Section 3(d).

(b)    Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement, together with the PSU Documents to the extent not modified by this Agreement, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including without limitation, the severance payments and benefits set forth in Section 9 of the Employment Agreement.

(e)    Choice of Law. This Agreement will be governed by the laws of the State of California without regard to the conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of California for any lawsuit filed against Executive by the Company.

(f)    Arbitration. Any and all controversies, claims, or disputes with anyone under this Agreement (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company, shall be subject and be fully and finally resolved by binding arbitration, (ii) you hereby are waiving any and all rights to a jury trial but all other court remedies will be available in arbitration, (iii) all such disputes and claims shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(h)    Withholding. All payments and benefits under this Agreement will be paid subject to any applicable tax or other required withholdings. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or non-U.S. taxes required to be withheld from the payments or benefits and make any other required payroll deductions. Neither the Company nor any of its subsidiaries or affiliates will pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	FABRINET

	By:	/s/ Toh-Seng Ng
Toh-Seng Ng

	Title:	Executive Vice President, Chief Financial Officer

	Date:	February 28, 2019

EXECUTIVE		/s/ Seamus Grady
Seamus Grady

	Date:	February 28, 2019